Ally Financial Reports Preliminary Third Quarter 2010 Financial Results

▪	Third consecutive quarter of profitability with all operating segments reporting a profit

▪	Third quarter 2010 net income of $269 million and core pre-tax income of $636 million

NEW YORK (Nov. 3, 2010) – Ally Financial Inc. (Ally) today reported net income of $269 million for the third quarter of 2010, compared to a net loss of $767 million for the third quarter of 2009.  Core pre-tax income, which reflects income from continuing operations before taxes and original issue discount (OID) amortization expense from bond exchanges, totaled $636 million in the third quarter of 2010, compared to a core pre-tax loss of $565 million in the comparable prior year period.  Core pre-tax income during the quarter was driven by slightly higher net revenue, a lower loan loss provision and lower operating expenses due to our continued focus on cost reduction.

“The third quarter demonstrated continued positive momentum for Ally with all four operating segments recording profitable results,” said Ally Chief Executive Officer Michael A. Carpenter.  “Our leadership position in the auto finance industry is evidenced by consistent market share, a more diversified product mix and the addition of another auto partner with Fiat in the U.S.

“In each quarter of this year, we have made substantial progress toward our strategic objectives, including deposit growth at Ally Bank, accessing the capital markets to support our funding and liquidity needs, and reducing balance sheet risk in the legacy mortgage business,” Carpenter said.  “We remain focused on being an independent, market-driven competitor, and are optimistic about the long-term prospects for the company.”

Income/(Loss) From Continuing Operations by Segment
($ in millions)
				Increase/(Decrease) vs.
	3Q 10	2Q 10	3Q 09	2Q 10	3Q 09
North American Automotive Finance	$568	$630	$272	$(62)	$296
International Automotive Finance	74	105	31	(31)	43
Insurance	114	108	109	6	5
Global Automotive Services	756	843	412	(87)	344
Mortgage Operations	154	230	(652)	(76)	806
Corporate and Other (ex. OID)[1]	(274)	(335)	(325)	61	51
Core pre-tax income (loss)[2]	$636	$738	$(565)	$(102)	$1,201
OID amortization expense	310	292	295	18	15
Income tax expense (benefit)	48	33	(291)	15	339
(Loss) income from discontinued operations[3]	(9)	152	(198)	(161)	189
Net income (loss)	$269	$565	$(767)	$(296)	$1,036

1. Corporate and Other as presented includes the Commercial Finance Group, certain equity investments and Treasury activities, including the residual impact from the corporate funds transfer pricing and asset liability management activities.
2. Core pre-tax income (loss) is defined as income from continuing operations before taxes and bond exchange OID amortization expense.
3. The following businesses are classified as discontinued operations: the U.S. consumer property and casualty insurance business (sale completed 1Q10); the U.K. consumer property and casualty insurance business; retail automotive finance operations in Poland (sale completed 2Q10), Argentina (sale completed 3Q10) and Ecuador; automotive finance operations in Australia (sale of auto finance retail credit portfolio completed 2Q10) and Russia; the full-service leasing businesses in Australia (sale completed 2Q10), Belgium (sale completed 2Q10), France (sale completed 2Q10), Italy (sale completed 4Q09), Mexico (sale completed 4Q09), the Netherlands (sale completed 4Q09), Poland (sale completed 2Q10) and the U.K.; mortgage operations in Continental Europe and the U.K. (sales completed 3Q10 and 4Q10); and the Commercial Services Division (North American based factoring business) of the Commercial Finance Group in Corporate and Other (sale completed 2Q10).

Highlights

▪	Core auto finance business reported seventh consecutive profitable quarter.

–	Quarterly global consumer auto financing originations remained strong, as levels increased 48 percent from the third quarter of 2009.

–	Ranked No. 1 provider of new car financing in the U.S. during the first nine months of 2010 (Source: AutoCount).

–	Selected as the preferred financing provider for Fiat vehicles in the U.S.

–	Received the 2010 Auto Finance Excellence Award from Auto Finance News for success and contributions to the industry.

▪	Bank deposits increased approximately $2.6 billion during the quarter, which was supported by an 88 percent CD retention rate at Ally Bank.

▪
Continued to strengthen access to capital markets with more than $30 billion of funding transactions completed to date in 2010, compared to approximately $8 billion of funding transactions during the same period last year.

–	During the third quarter, the company completed a $1.8 billion senior unsecured debt offering and issued approximately $2.2 billion in auto asset-backed securities.

▪	Expense reduction efforts continue to be on track, with quarterly controllable expenses down $146 million compared to the third quarter of 2009.

▪
Rebranded U.S. commercial finance operations as Ally Commercial Finance.  This follows the transition of the corporate entity to Ally Financial Inc. in May 2010 and the rebranding of the consumer and dealer-related auto finance operations in the U.S., Canada and Mexico to leverage the Ally name in July 2010.

▪	Continued to make progress in minimizing balance sheet risk associated with legacy mortgage assets.

–
Residential Capital, LLC (ResCap) completed the sales of its European mortgage assets and operations, including a combination of approximately $11 billion of securitized loans, other loan assets (including non-performing loans) and servicing rights, and the shares of the related operating entities in the U.K., Germany and the Netherlands.

–	Sold legacy mortgage assets totaling approximately $1.9 billion of unpaid principal balance to date in 2010, at a gain.

–	Sold the Resort Finance portfolio, which had an unpaid principal balance of approximately $1 billion, at a gain.

Liquidity and Capital
Ally’s consolidated cash and cash equivalents were $12.6 billion as of Sept. 30, 2010, compared to $14.3 billion at June 30, 2010.  Included in the consolidated cash and cash equivalents balance are: $618 million at ResCap, $4.1 billion at Ally Bank and $623 million at the insurance businesses.  The decrease in cash and cash equivalents during the quarter was due to loan growth in the automotive and mortgage portfolios.

Ally’s total equity at Sept. 30, 2010, was $21.0 billion, compared to $20.8 billion at June 30, 2010.  The company’s preliminary third quarter 2010 tier 1 capital ratio was 15.4 percent, compared to 15.3 percent in the prior quarter.  Risk-weighted assets were flat as a result of the sales of ResCap’s European mortgage assets and operations being offset by strong automotive and mortgage originations.

During the first nine months of 2010, Ally completed more than $30 billion of funding transactions and also renewed key existing funding facilities, as it remains focused on continuing to strengthen its access to liquidity.  In the third quarter, the company issued $1.8 billion of 10-year unsecured debt.  This was the company’s fifth unsecured debt offering this year with a total of $7 billion of unsecured debt issued in 2010.  The company also remained active in the U.S. securitization market during the quarter, as it completed three Ally Bank sponsored automotive asset-backed securitizations, issuing $2.2 billion of debt.  The company also created committed secured facilities during the quarter totaling approximately $809 million of capacity.

Deposits
The company continued to grow deposits during the quarter through its subsidiaries, Ally Bank and ResMor Trust.  Ally Bank and ResMor Trust deposits, excluding certain intercompany deposits, increased in the third quarter to $36.9 billion, from $34.3 billion at June 30, 2010.  Deposits continue to be an increasingly important component of Ally’s strategic business plan and now comprise 29 percent of the company’s total funding. Retail deposits at Ally Bank were $20.5 billion at Sept. 30, 2010, compared to $18.7 billion at June 30, 2010.  Retail deposits have grown 29 percent over the last year and now account for approximately 61 percent of Ally Bank’s total deposit base.  Brokered deposits at Ally Bank totaled approximately $10.0 billion at quarter-end, compared to $9.9 billion at the end of the second quarter of 2010.

Ally Bank
For purposes of quarterly financial reporting, Ally Bank’s operating results are divided between the North American Automotive Finance and Mortgage Operations segments based on its underlying business activities.  During the third quarter of 2010, Ally Bank reported pre-tax income from continuing operations of $255 million, compared to a pre-tax loss from continuing operations of $73 million in the corresponding prior year period.  Performance in the quarter was driven by improved margins and a decrease in loan loss provision expense. Total assets at Ally Bank were $66.2 billion at Sept. 30, 2010, compared to $61.7 billion at June 30, 2010.  The growth in assets was due to the continued increase in automotive consumer finance receivables, automotive wholesale loans and residential mortgage held-for-sale loans.  The asset growth was funded by deposits and new secured funding transactions at the bank.

Global Automotive Services
Global Automotive Services consists of Ally’s auto-centric businesses around the world, including: North American Automotive Finance, International Automotive Finance and Insurance.   Global Automotive Services reported third quarter 2010 pre-tax income from continuing operations of $756 million, compared to $412 million in the comparable prior year period.  This represents the seventh consecutive profitable quarter from the core automotive business.

North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income from continuing operations of $568 million in the third quarter of 2010, compared to $272 million in the comparable prior year period.  Results were driven by strong growth in origination volume due to improved economic conditions and continued diversification.  The company’s diversification efforts are being supported by the expanded rollout of the Ally Dealer Rewards program and the DealerTrack channel.   Ally’s success is driven by its strong dealer relationships, with approximately 14,000 dealers throughout North America.  These relationships are fostered by competitive pricing, Ally Dealer Rewards and a broad array of dealer and consumer products. The business also benefitted from remarketing gains due to favorable used vehicle prices, lower operating expense and a lower loan loss provision.  This was slightly offset by lower operating lease revenue due to the continued decline in the size of the operating lease portfolio.

International Automotive Finance reported pre-tax income from continuing operations of $74 million in the third quarter of 2010, compared to $31 million in the same period last year.  Results in the quarter were favorably affected by lower loan loss provision due to improved credit performance and the sale or liquidation of wind‑down operations in certain countries.  The company’s international auto finance footprint currently consists of 14 countries, including the company’s five core international markets: Germany, U.K., Brazil, Mexico and its joint venture in China.  Ally continues to focus on streamlining its non-strategic international auto finance operations, as it completed the sale of its auto finance business in Argentina and signed an agreement to sell the auto finance business in Ecuador.

Insurance, which focuses primarily on dealer-centric products, such as extended service contracts and dealer inventory insurance, reported pre-tax income from continuing operations of $114 million in the third quarter of 2010, compared to $109 million in the prior year period.  Results were driven by lower acquisition and underwriting expense, which was partially offset by lower revenue resulting from lower written premium in prior periods within Dealer Products & Services.  The business also continues to realize strong gains related to its investment portfolio.

Automotive originations and penetration
Total consumer financing originations increased 48 percent during the third quarter of 2010 to $11.4 billion, compared to $7.7 billion in the prior year period.  Third quarter 2010 consumer auto originations were comprised of $9.0 billion of new originations, $1.3 billion of used originations and approximately $1.1 billion of new leases, while third quarter 2009 consumer auto originations included $6.8 billion of new originations, approximately $800 million of used originations and approximately $100 million of new leases.  Growth in consumer financing originations was driven by improved conditions in the auto market, higher used vehicle originations, improved leasing levels and continued strong penetration levels at GM and Chrysler as Ally continues to focus on originating loans from across the credit spectrum under prudent underwriting principles.  Additionally, the used vehicle market represents a growth opportunity for Ally, as the company continues to diversify its auto finance business.

North American consumer financing originations in the third quarter of 2010 were $9.4 billion, which included $8.3 billion in the U.S.  Third quarter 2009 consumer financing originations in North America were $6.2 billion, which included approximately $5.6 billion in the U.S.

International consumer originations from continuing operations, which include a non-consolidated joint venture in China, were $2.0 billion during the third quarter of 2010, compared to $1.5 billion in the third quarter of 2009.  International consumer originations continued to be driven by the company’s five key markets with strong growth in China, Brazil and the U.K. during the quarter.  Consumer originations increased 67 percent in China, 56 percent in Brazil and 29 percent in the U.K. compared to the third quarter of 2009.

Ally’s average U.S. wholesale penetration for GM dealer stock was 83.7 percent in the third quarter of 2010, compared to 86.6 percent in the prior quarter and 85.9 percent in the third quarter of 2009.  U.S. consumer penetration for GM was 34.2 percent during the third quarter of 2010, compared to 34.4 percent in the prior quarter and 31.7 percent in the third quarter of 2009.  GM consumer penetration levels in the U.S. have remained relatively stable despite lower incentivized origination levels, demonstrating Ally’s ability to win business and remain competitive in the marketplace.  In the third quarter, 44.1 percent of new GM contracts booked were incentivized, compared to 64.9 percent in the third quarter of 2009.  Ally continues to diversify its business as GM incentivized business accounted for only 20 percent of Ally’s overall consumer originations in the third quarter of 2010, compared to 45 percent for full year 2009.

Ally’s average U.S. wholesale penetration for Chrysler dealer stock was 76.2 percent in the third quarter of 2010, compared to 77.1 percent in the second quarter of 2010 and 31.7 percent in the corresponding period last year.  Ally’s U.S. consumer penetration for Chrysler during the third quarter of 2010 was 49.4 percent, compared to 52.5 percent in the prior quarter and 13.3 percent in the third quarter of 2009.

Mortgage Operations
Ally’s Mortgage Operations, which includes ResCap and the mortgage activities of Ally Bank and ResMor Trust, ranks as the fifth largest originator and the fifth largest servicer in the U.S. (Source: Inside Mortgage Finance, Nine Months 2010).  The segment reported pre-tax income from continuing operations of $154 million during the third quarter of 2010, versus a pre-tax loss from continuing operations of $652 million in the comparable prior year period.  Results in the third quarter of 2010 were driven by: strong production and margins; servicing fees; favorable servicing valuation, net of hedge; a lower loan loss provision; lower operating expenses; and gains on the sales of legacy mortgage assets.

For the third quarter of 2010, the company increased its reserve for mortgage repurchases to $1.1 billion, which resulted in a $344 million pre-tax expense.  The increase in the company’s reserve from second quarter levels is based on observed losses, modeled projections of vintage delinquencies, repurchase rates and loss severity.  Trends in repurchase claims and ongoing dialogue with counterparties are also factored into reserve calculations.

Ally continues to make progress in minimizing balance sheet risk associated with legacy mortgage assets.  The company effectively exited the European mortgage market with ResCap’s completion of the sales of its European mortgage assets and operations to affiliates of certain funds managed by affiliates of Fortress Investment Group LLC.  The sales included a combination of approximately $11 billion of securitized loans, other loan assets (including non-performing loans) and servicing rights, and the shares of the related operating entities in the U.K., Germany and the Netherlands.  These assets and operations were previously classified as discontinued operations.

Additionally, the company executed the sales of legacy mortgage assets with an unpaid principal balance of $275 million during the quarter.  The sales of these assets generated cash proceeds of $182 million and a gain of $49 million.  In 2010, the company has sold legacy mortgage assets totaling approximately $1.9 billion of unpaid principal balance.

ResCap reported its third consecutive profitable quarter, as third quarter 2010 net income totaled $38 million, compared to a net loss of $649 million in the comparable prior year period.  Pre-tax income from continuing operations was $96 million for the 2010 third quarter, compared to a pre-tax loss from continuing operations of $533 million in the third quarter of 2009.

Total mortgage loan production in the third quarter of 2010 was $20.5 billion, compared to $13.5 billion in the second quarter of 2010 and $15.9 billion in the third quarter of 2009.  The majority of third quarter 2010 production was driven by prime conforming and government loans.  Production increased compared to the prior quarter, as the refinance market remained very strong due to low mortgage interest rate levels.

Strategic Review
At the start of this year, Ally committed to de-risk its mortgage operations and evaluate strategic alternatives.  Since that time, the company has taken numerous strategic actions to that end including: completing the sales of its European mortgage operations and assets and removing approximately $11 billion of balance sheet exposure; selling approximately $1.9 billion of higher-risk legacy mortgage assets; settling representation and warranty claims with several key counterparties; and completing the transaction related to the Resort Finance assets.

As a result, the strategic review of the mortgage business is completed, and the ongoing business will be predominantly focused on the origination and servicing of conforming mortgages, which is where the company holds a leadership position as the largest independent servicer in the U.S. and the fifth largest originator and overall servicer.

While the opportunities for further risk mitigation remain, the risk in the mortgage business has been materially reduced from historical levels.

Foreclosure Update
GMAC Mortgage strives to provide home ownership preservation alternatives, and assisting borrowers with permanent payment relief whenever possible is the company’s highest priority.  Pursuing alternatives to foreclosure within contractual guidelines is in the best interest of the borrower, the investor and the community.  Since January 2008, the company has completed approximately 578,000 default workouts for borrowers, which includes more than 220,000 HAMP and non-HAMP permanent loan modifications.  Unfortunately, despite all efforts, sometimes it is not possible to avoid foreclosure, and GMAC Mortgage is committed to restoring confidence in the process.

During the third quarter, Ally’s indirect subsidiary, GMAC Mortgage, temporarily suspended evictions and foreclosure sales in 23 states while it conducted a diligent review of foreclosures to assess where an affidavit may have been used that was subject to a procedural issue.  To date, 9,523 files have been reviewed and where necessary, re-executed.   As each of the files is addressed and deemed to be appropriate, the foreclosure process for those select cases continues to move forward.  Less than 15,500 additional files will be reviewed and when needed, remediated with the majority completed over the next few months.   The company has not found any evidence of inappropriate foreclosures in its review process to date.

In addition to these efforts, GMAC Mortgage is conducting an independent review of its foreclosure policies and practices to ensure that the company is in accordance with appropriate standards for each state.  This includes an independent review of the integrity of the servicing data and foreclosure procedures.

Also, in October, GMAC Mortgage began conducting an additional quality assurance review of any case going to foreclosure sale in all 50 states.  This review aims to ensure that: home preservation efforts have been followed in accordance with the contractual guidelines allowed by mortgage investors; the timing and substance of the foreclosure is appropriate; and the records are in good order.

Corporate and Other
Corporate and Other reported a third quarter 2010 core pre-tax loss of $274 million, compared to a core pre-tax loss of $325 million in the third quarter of 2009.  Including OID, Corporate and Other reported a pre-tax loss from continuing operations of $584 million in the third quarter of 2010, compared to a pre-tax loss from continuing operations of $620 million in the comparable prior year period.  The main performance drivers in the third quarter of 2010 were the residual impacts of the corporate funds transfer pricing and asset liability management activities and $310 million of OID amortization expense.  This was partially offset by a $69 million favorable impact resulting from the sale of the Resort Finance business.

Credit Trends
Provision for loan loss expense decreased to $9 million for the 2010 third quarter, compared to $220 million for the second quarter of 2010.  The decrease was primarily due to continued runoff of the company’s legacy portfolios, the Resort Finance sale, a continued shift in the company’s asset mix to higher credit quality assets and improved collection results.

About Ally Financial Inc.
Ally Financial Inc. (formerly GMAC Inc.) is one of the world's largest automotive financial services companies.  The company offers a full suite of automotive financing products and services in key markets around the world.  Ally's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers online retail banking products.  With more than $173 billion in assets as of Sept. 30, 2010, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com.

# # #

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. (“Ally”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “explore,” “positions,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: our inability to repay our outstanding obligations to the U.S. Department of the Treasury, or to do so in a timely fashion and without disruption to our business; uncertainty of Ally's ability to enter into transactions or execute strategic alternatives to realize the value of its Residential Capital, LLC (“ResCap”) operations; our inability to successfully accommodate the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability; uncertainty related to Chrysler’s and GM’s recent exits from bankruptcy; uncertainty related to the new financing arrangement between Ally and Chrysler; securing low cost funding for Ally and ResCap and maintaining the mutually beneficial relationship between Ally and GM, and Ally and Chrysler; our ability to maintain an appropriate level of debt and capital; the profitability and financial condition of GM and Chrysler; our ability to realize the anticipated benefits associated with our conversion to a bank holding company, and the increased regulation and restrictions that we are now subject to; continued challenges in the residential mortgage and capital markets; the potential for deterioration in the residual value of off-lease vehicles; the continuing negative impact on ResCap and our mortgage business generally due to the decline in the U.S. housing market; any impact resulting from delayed foreclosure sales or related matters; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the market in which we fund Ally’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, Ally, Chrysler or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the recently enacted financial regulatory reform bill).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:
Gina Proia
646-781-2692
gina.proia@ally.com

Jim Olecki
212-884-7955
james.olecki@ally.com

Ally Financial Preliminary Unaudited Third Quarter 2010 Financial Highlights

($ in millions)

Summary Statement of Income	Note	3Q 2010	2Q 2010	3Q 2009

Financing revenue and other interest income
Finance receivables and loans
Consumer		$1,149	$1,128	$1,124
Commercial		470	456	407
Notes receivable from General Motors		40	40	55
Total finance receivables and loans		1,659	1,624	1,586
Loans held-for-sale		153	156	114
Interest on trading securities		5	6	62
Interest and dividends on available-for-sale investment securities		88	91	49
Interest bearing cash		22	18	19
Other interest income, net		(0)	(4)	1
Operating leases		855	1,011	1,386
Total financing revenue and other interest income		2,782	2,902	3,217
Interest expense
Interest on deposits		172	155	178
Interest on short-term borrowings		110	100	121
Interest on long-term debt		1,451	1,409	1,449
Total interest expense		1,733	1,664	1,748
Depreciation expense on operating lease assets		454	526	894
Net financing revenue		595	712	575
Other revenue
Servicing fees		404	384	379
Servicing asset valuation and hedge activities, net		(27)	(21)	(110)
Total servicing income, net		377	363	269
Insurance premiums and service revenue earned		470	477	510
Gain on mortgage and automotive loans, net		326	266	177
(Loss) gain on extinguishment of debt		(2)	(3)	10
Other gain on investments, net		104	95	216
Other income, net of losses		181	190	229
Total other revenue		1,456	1,388	1,411
Total net revenue		2,051	2,100	1,986
Provision for loan losses		9	220	680
Noninterest expense
Compensation and benefits expense		393	388	416
Insurance losses and loss adjustment expenses		229	224	254
Other operating expenses		1,094	822	1,496
Total noninterest expense		1,716	1,434	2,166
Income (loss) from continuing operations before income tax expense (benefit)		326	446	(860)
Income tax expense (benefit) from continuing operations		48	33	(291)
Net income (loss) from continuing operations		278	413	(569)
(Loss) income from discontinued operations, net of tax		(9)	152	(198)
Net income (loss)		$269	$565	$(767)

		Sept 30,	June 30,	Sept 30,
Select Balance Sheet Data		2010	2010	2009
Cash and cash equivalents		$12,589	$14,348	$14,225
Loans held-for-sale		13,265	10,382	14,963
Finance receivables and loans, net	1
Consumer		60,185	55,346	53,845
Commercial		38,050	37,005	33,607
Notes receivable from General Motors		483	365	969
Investments in operating leases, net	2	10,213	11,895	18,867
Total assets		173,191	176,802	178,254
Deposit liabilities		37,957	35,214	29,324
Total debt	3	93,461	92,259	102,041

		Third Quarter	Second Quarter	Third Quarter

Operating Statistics		2010	2010	2009
Ally Financial's Worldwide Cost of Borrowing (incl. OID)	4	5.3%	5.2%	5.9%
Ally Financial's Worldwide Cost of Borrowing (excl. OID)	4	4.3%	4.2%	4.8%

Tier 1 Capital		$22,570	$22,389	$23,795
Tier 1 Common Capital		7,849	7,669	10,008
Total Risk-Based Capital		24,706	24,628	26,127
Tangible Common Equity	5	8,264	8,062	10,469

Tangible Assets	6	$172,658	$176,270	$177,568
Risk-Weighted Assets	7	$146,974	$146,226	$165,181

Tier 1 Capital Ratio		15.4%	15.3%	14.4%
Tier 1 Common Capital Ratio		5.3%	5.2%	6.1%
Total Risk-Based Capital Ratio		16.8%	16.8%	15.8%

Tangible Common Equity / Tangible Assets		4.8%	4.6%	5.9%
Tangible Common Equity / Risk-Weighted Assets		5.6%	5.5%	6.3%

(1) Finance receivables and loans are net of unearned income, unamortized premiums and discounts, and deferred fees and costs.

(2) Net of accumulated depreciation.

(3) Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt.

(4) Calculated by dividing total interest expense by total average interest bearing liabilities. Reported amounts represent the average cost of funds for continuing operations in each period.  The impact of historical financial statement restatements for discontinued operations are not reflected in prior period cost of funds.  Reported amounts in the Q3 2010 Form 10-Q may be different as a result.

(5) Tangible Common Equity is a non-GAAP financial measure, which includes total equity of $21 billion, less preferred equity of $12.2 billion and goodwill and other intangible assets of $0.5 billion.

(6) Tangible Assets is a non-GAAP financial measure, which includes total assets of $173.2 billion, less goodwill and other intangible assets of $0.5 billion.

(7) The risk-weighted assets are determined by allocating assets and specified off-balance sheet financial instruments in several broad risk categories, with higher levels of capital being required for the categories perceived as representing greater risk.  The company’s September 2010 preliminary risk-weighted assets reflect estimated on-balance sheet risk-weighted assets of $138 billion and derivatives and off-balance sheet risk-weighted assets of $9 billion.

Numbers may not foot due to rounding.

Ally Financial Preliminary Unaudited Third Quarter 2010 Financial Highlights

($ in millions)

		Note	Third Quarter	Second Quarter	Third Quarter
Automotive Finance Operations			2010	2010	2009

NAO	Income from continuing operations before income tax expense		$568	$630	$272
	Income tax expense (benefit) from continuing operations		161	176	(27)
	Net income from continuing operations		$407	$454	$299

IO	Income from continuing operations before income tax expense		$74	$105	$31
	Income tax expense from continuing operations		9	4	28
	Net income from continuing operations		$65	$101	$3

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)		347	340	230
	Dollar amount of contracts originated		$9,374	$9,058	$6,189
	Dollar amount of contracts outstanding at end of period		$47,362	$45,463	$43,906
	Share of new GM consumer sales		37%	36%	32%
	Share of new Chrysler consumer sales		42%	45%	12%

	Dollar amount of new GM wholesale outstanding (average)	8,9	$14,913	$14,667	$13,551
	GM average wholesale penetration	8,9	85%	88%	88%
	Dollar amount of new Chrysler wholesale outstanding (average)	9	$5,738	$5,782	$1,716
	Chrysler average wholesale penetration	9	74%	76%	35%

	Mix of retail & lease contract originations (% based on # of units):
	New		81%	80%	82%
	Used		19%	20%	18%

	GM subvented (% based on # of new units)		54%	52%	69%
	Chrysler subvented (% based on # of new units)		59%	61%	40%

	Average original term in months (U.S. retail only)		64	64	66

	Off-lease remarketing (U.S. only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - Serviced	10	$19,482	$18,990	$18,482
	Off-lease vehicles terminated - Serviced (# units)	10	99,907	96,073	86,683
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - On-balance sheet		$19,485	$18,994	$18,729
	Off-lease vehicles terminated - On-balance sheet (# units)	11	97,215	87,421	60,016

IO	Number of contracts originated (# thousands)	12	144	116	106
	Dollar amount of contracts originated	12	$1,997	$1,640	$1,526
	Dollar amount of retail contracts outstanding at end of period	12,13	$9,378	$8,902	$12,931

	Mix of retail & lease contract originations (% based on # of units):
	New		95%	95%	95%
	Used		5%	5%	5%

	GM subvented (% based on # of units)	12	47%	35%	50%

Asset Quality Statistics
NAO	Annualized consumer net charge-offs as a % of on-balance sheet assets		1.29%	1.03%	3.31%
	Managed retail contracts over 30 days delinquent		2.35%	3.14%	3.83%

IO	Annualized consumer net charge-offs as a % of on-balance sheet assets	12	0.87%	1.09%	3.25%
	Managed retail contracts over 30 days delinquent	12	1.92%	2.15%	2.52%

Operating Statistics
NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period		2.45%	2.92%	4.16%
	Repossessions as a % of average number of managed retail contracts outstanding		2.60%	2.40%	3.61%
	Severity of loss per unit serviced - Retail	14
	New		$8,094	$8,495	$9,288
	Used		$6,872	$6,996	$8,058

IO	Allowance as a % of related on-balance sheet consumer receivables at end of period		1.60%	1.81%	1.64%
	Repossessions as a % of average number of contracts outstanding	12	0.63%	0.71%	0.77%

(8) Dealer inventories include in-transit vehicles.

(9) Third quarter 2009 based on managed assets.

(10) Serviced assets represent operating leases where Ally continues to service the underlying asset.

(11) Ally-owned portfolio reflects lease assets on Ally's books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006.

(12) Continuing Operations only.

(13) Represents on-balance sheet assets including retail leases.

(14) Serviced assets represent on-balance sheet finance receivables and loans where Ally continues to service the underlying asset.

Numbers may not foot due to rounding.

Ally Financial Preliminary Unaudited Third Quarter 2010 Financial Highlights

($ in millions)

	Note	Third Quarter	Second Quarter	Third Quarter
Insurance Operations		2010	2010	2009

Income from continuing operations before income tax expense		$114	$108	$109
Income tax expense from continuing operations		17	22	59
Net income from continuing operations		$97	$86	$50

Premiums and service revenue written	12	404	415	391
Premiums and service revenue earned	12	462	469	500
Combined ratio	12,15	94.9%	96.0%	96.0%

Investment portfolio fair value at end of period		$4,699	$4,181	$5,244
Memo: After-tax at end of period
Unrealized gains		$137	$99	$240
Unrealized losses		(69)	(131)	(65)
Net unrealized gains (losses)		$67	$(32)	$175

		Third Quarter	Second Quarter	Third Quarter
Mortgage Operations		2010	2010	2009

Income (loss) from continuing operations before income tax expense		$154	$230	$(652)
Income tax expense (benefit) from continuing operations		5	(2)	(151)
Net income (loss) from continuing operations		$149	$232	$(501)

Gain on mortgage loans, net
Domestic		$298	$195	$209
International		(0)	1	1
Total gain on mortgage loans, net		$298	$197	$210

Portfolio Statistics
Mortgage loan production
Prime conforming		$15,139	$9,061	$7,963
Prime non-conforming		364	462	363
Government		4,676	3,637	7,099
Total domestic		20,179	13,159	15,425
International		348	346	426
Total mortgage production		$20,527	$13,506	$15,851

Mortgage loan servicing rights at end of period		$2,746	$2,983	$3,243

Loan servicing at end of period
Domestic		$352,812	$349,078	$353,252
International		5,078	21,878	26,774
Total loan servicing		$357,890	$370,955	$380,026

Asset Quality Statistics
Provision for loan losses by product
Mortgage loans held for investment		$27	$97	$387
Lending receivables		(5)	(5)	(58)
Total provision for loan losses		$22	$92	$330

Allowance by product at end of period
Mortgage loans held for investment		$623	$659	$1,132
Lending receivables		60	70	256
Total allowance by product		$684	$729	$1,387

Allowance as a % of related receivables at end of period
Mortgage loans held for investment	16	5.59%	5.84%	5.59%
Lending receivables		2.72%	3.49%	12.17%
Total allowance as a % of related receivables	16	5.12%	5.49%	6.21%

Nonaccrual loans at end of period	16	$742	$791	$3,500
Nonaccrual loans as a % of related receivables at end of period	16	5.55%	5.95%	15.66%

(15) Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income.

(16) Gross carry value before allowance, excludes SFAS 159 & SFAS 140 assets.

Numbers may not foot due to rounding.